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                                                                    EXHIBIT 99.1


NEWS RELEASE                                                 [THE HARTFORD LOGO]


Date:         August 4, 2004

For Release:  Upon Receipt
Contact(s):   Media                             Investors
              -----                             ---------
              Cynthia Michener                  Hans Miller
              860/547-5624                      860/547-2751
              cynthia.michener@thehartford.com  hmiller@thehartford.com
              --------------------------------  -----------------------
              Joshua King                       Kim Johnson
              860/547-2293                      860/547-6781
              joshua.king@thehartford.com       kimberly.johnson@thehartford.com
              ---------------------------       --------------------------------

THE HARTFORD REPORTS SECOND QUARTER 2004 NET INCOME OF $433 MILLION, OR $1.46 PER DILUTED SHARE

Leadership strategy in service, technology and distribution drives growth in key areas; assets under management reach an all-time high

HARTFORD, CONN. - The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation's largest financial services and insurance companies, today reported second quarter 2004 net income of $433 million or $1.46 per diluted share. Net income includes net realized capital gains of $31 million (after-tax) or $.11 per share and a $118 million charge (after-tax) or ($.40) per share resulting from results of a review of casualty reinsurance recoverables. In the second quarter of 2003, net income was $507 million or $1.88 per diluted share, which includes net realized capital gains of $176 million (after-tax) or $.65 per share.

The Hartford's operating income(1) rose to $403 million in the second quarter of 2004 from $340 million in the second quarter of 2003, up 19 percent. Even in a quarter with an adjustment to the reinsurance recoverable asset, the company has achieved a return on equity over the last 12 months in excess of 15 percent.

 "We're very proud of The Hartford's results this quarter. Anyone who has followed The Hartford in recent years knows that we are building a company that will compete vigorously over the long term, on our terms, both in the United States and internationally," said The Hartford's

-------------
1 Operating income is not calculated based on generally accepted accounting principles ("non-GAAP"). Information regarding non-GAAP financial measures used in this release is provided in the Discussion of Non-GAAP Measures section below.


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
The Hartford - Second Quarter 2004 Earnings /2


Chairman and CEO Ramani Ayer. "The Hartford is also committed to increasing shareholder value as demonstrated by a 17-percent rise in book value per share to $40.26, excluding accumulated other comprehensive income, over the second quarter of 2003. Operating return on equity at 15.6 percent exceeded the company's target range of 13 to 15 percent over the last 12 months.

"Today's results provide further evidence that our strategy is working across all fronts - commercial lines, personal lines, life and investment products.

"The Hartford is proving through its performance that to win in our business you need more than a competitive cost structure; you have to provide your distribution partners with sophisticated product and pricing strategies, outstanding service and leading-edge technology that allow customers to protect their businesses and property, and grow their investments.

"In our property and casualty operations, the results we share today show an impressive record of product innovation and performance. Our small and middle market businesses have long been seen as leaders in the commercial insurance industry. Our future is even brighter as our Dimensions auto and homeowners products are taking hold in the market and our Xpand product is gaining traction with independent agents who serve small businesses.

"In our life operations, The Hartford's market-leading variable annuities are also providing great value for customers. The variable annuity platform was the basis for another generation of products in long-term growth markets. Our retail mutual funds, 401(k) and 529 plans are helping to serve the needs of retirees and Baby Boomers nearing retirement and individuals and families just beginning to grow their savings.

"When a business model succeeds in the United States, it makes sense to export it to other economies. The global demographic trends that are playing out today, combined with the distribution, service and technology for which we have long been known, explain why observers of The Hartford are seeing such impressive results from our business in Japan. As Japanese consumers focus on their future, we think this is just the beginning.

"Even as we continue to profitably grow and expand our product lines, we have remained attentive to our exposure to legacy issues. In the first quarter, we confirmed that our gross asbestos reserves were appropriate. In the second quarter, we reviewed our casualty reinsurance arrangements, and made a change in the amounts that we expect to recover from our reinsurers.

"As we look back on the second quarter, we are very encouraged by what we've seen. Our business is performing well at all levels, despite flat equity markets and growing competition in the property-casualty side of the business. We are on the right track to meet our goals," Ayer added.


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
The Hartford - Second Quarter 2004 Earnings /3


HIGHLIGHTS OF SECOND QUARTER 2004 RESULTS

- The Hartford achieved record assets under management of $269 billion at June 30, 2004. This includes record U.S. retail assets under management of $133 billion, and $9 billion in the company's four-year-old Japanese subsidiary.

- Life operating income in the current quarter was $253 million, up 10 percent over the 2003 quarter. Before a $30 million tax benefit in the second quarter of 2003, operating earnings were up 27 percent year-over-year.

      - Retail products net flows (sales less surrenders and other withdrawals) were $2.5 billion, including mutual funds. Total retail products sales and other deposits of $6.3 billion, up 6 percent from the second quarter of 2003, include:

            - Strong total individual annuity sales of $4.2 billion, including sales of variable annuity products of $3.9 billion. As expected, annuity sales were down slightly versus the record-breaking 2003 second quarter;

            - Retail mutual fund sales of $1.4 billion, up 22 percent over the second quarter of 2003; and

            - 401(k) sales of $383 million, up 39 percent from the second quarter of 2003.

      -     Individual life sales were up 27 percent.

      - Total premiums in group benefits increased 58 percent to $897 million and the integration with the acquired CNA businesses is on track.

      - In Japan, where annuity sales were a record $1.6 billion, the company continued to rapidly expand distribution.

- Property-casualty operating income in the current quarter was $188 million, up 18 percent over the 2003 quarter.

      - The impressive rise in property-casualty operating income was realized despite a $118 million (after-tax) charge for reinsurance recoverables, discussed in greater detail below. The corresponding 2003 quarter included a $27 million (after-tax) charge for severance costs. Before these items, operating income increased to $306 million, a 64-percent increase over the prior-year period.


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
The Hartford - Second Quarter 2004 Earnings /4


      - "Ongoing operations" (business insurance, specialty commercial and personal lines) achieved 15 percent growth in both net written and earned premium over the same 2003 quarter. In the current quarter, net written premium for business insurance and personal lines combined surpassed $2 billion for the first time, including more than $400 million of new business.

            - Business insurance net written premium of $1.13 billion and earned premium of $1.06 billion were up 16 percent and 18 percent, respectively, from the second quarter of 2003.

            - Total personal lines net written premium grew 11 percent to $945 million and earned premium grew 10 percent to $861 million, supported by strong growth in agency business, over last year's second quarter.

      - The combined ratio, including catastrophes, was 91.4 percent in "ongoing operations," an improvement of 4.6 points from the same quarter of 2003. Before catastrophe losses, the combined ratio was 89 percent in the current quarter, a 2.3-point improvement versus the 2003 second quarter.

REVIEW OF BUSINESS UNIT RESULTS

RETAIL PRODUCTS GROUP (Includes individual annuities, retail mutual funds, 401(k), 529 college savings plans and specialty products)

Moderate equity markets, strong sales and positive net flows, contributed to operating income of $126 million in the second quarter of 2004. Before the 2003 tax benefit, this is a 25 percent increase over the second quarter of 2003. In line with expectations, variable annuity sales slowed in the quarter, down 6 percent to $3.9 billion compared to the same quarter last year. Variable annuity surrenders, on an annualized basis, were flat compared to the second quarter of 2003 at 8.5 percent of average assets. The annuity expense ratio declined from
24.7 to 18.3 basis points as the company leverages its scale in the market. Despite an industry-wide decline in mutual fund sales, The Hartford reported sales of $1.4 billion. 401(k) sales continued to be very strong, with a 39 percent increase to $383 million.

INSTITUTIONAL SOLUTIONS GROUP (Includes institutional and governmental investment products and private placement life insurance products, formerly called COLI)

Sales increased 12 percent to $1.5 billion, primarily due to a large funding agreement recorded in the quarter. Before the 2003 tax benefit, operating income of $28 million was even with the second quarter of 2003. The segment reported record assets under management of $48.2 billion in the quarter.


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
The Hartford - Second Quarter 2004 Earnings /5


INDIVIDUAL LIFE

Individual life reported solid operating income and top-line growth in the second quarter. Operating income rose to $37 million. Before the 2003 tax benefit, this is a 9-percent increase over the second quarter of 2003. Sales increased 27 percent over the second quarter of 2003, with strength in all distribution channels. Sales of both variable and universal were up year over year, as the company's strategy of offering a broader mix of life products takes hold.

GROUP BENEFITS

Operating income growth was strong in the second quarter, up 37 percent from the prior year to $48 million, driven by the 2003 acquisition of CNA's group benefits businesses and strong organic growth. The integration of the CNA business is on track and the field integration is complete.

JAPAN

With wider public awareness and expanding distribution, assets under management at The Hartford's Japan-based subsidiary reached $9.3 billion at June 30, 2004, nearly triple the level of assets a year ago. Sales reached a new high of $1.6 billion in the quarter. During the quarter, three new distributors were added, bringing to 47 the number of distribution partners for The Hartford in Japan.

BUSINESS INSURANCE

Continued growth in the business insurance segment resulted in a 16 percent increase in net written premium and 18 percent growth in earned premium. Driven by improvements in loss ratio and a one-point reduction in expense ratio, the combined ratio improved to 90.8 percent. Before catastrophes, the combined ratio this quarter was 89.1 percent, a 2.8-point improvement over the prior year. Catastrophes were 1.7 points in the second quarter of 2004. These strong top- and bottom-line results demonstrate the effects of The Hartford's industry-leading technology, service, product innovation and disciplined underwriting.

PERSONAL LINES

The continued roll-out of The Hartford's new class plan, Dimensions, for auto and homeowners is on schedule and is driving growth in agency personal lines. Written premium in the agency business rose 21 percent in the quarter and earned premium rose 14 percent. The Hartford's program with AARP continued steady growth, with written premium up 10 percent year over year. Before catastrophes, the combined ratio was 87.6 percent, a 3.2 point improvement over the second quarter of 2003. Catastrophes were 3.7 points in the second quarter of 2004.


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
The Hartford - Second Quarter 2004 Earnings /6


SPECIALTY COMMERCIAL

Specialty commercial reported solid results, with a combined ratio of 91.5 percent before catastrophes. Catastrophes were 1.6 points in the second quarter of 2004. The Hartford continues to exercise underwriting discipline in these product lines amid changing market conditions.

REINSURANCE RECOVERABLES REVIEW

In the second quarter of this year, The Hartford completed a study of its reinsurance recoverables associated with older, long-term casualty liabilities reported in the "other operations" segment, including asbestos liabilities. The study resulted in two key findings. First, due to the change in the various components of The Hartford's gross liabilities, the company concluded there was $126 million less reinsurance available. Second, the study resulted in an increase in the company's allowance for uncollectible reinsurance to reflect management's current estimate of reinsurance that may not be collectible due to reinsurers' unwillingness or inability to pay in the future. The Hartford estimated that an additional allowance for potentially uncollectible reinsurance of $55 million was needed. Together, the findings from the company's study bring to $181 million the total pre-tax charge for reinsurance-related issues in the current quarter.

FIRST HALF OF 2004 RESULTS

The Hartford reported net income for the first six months of 2004 of $1 billion or $3.38 per diluted share versus a net loss of $888 million or ($3.39) per diluted share in the first six months of 2003, which included a $1.7 billion (after-tax) increase in asbestos reserves in the first quarter.


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
The Hartford - Second Quarter 2004 Earnings /7


OPERATING RESULTS BY SEGMENT*                                              SECOND QUARTER ENDED              SIX MONTHS ENDED
                                                                                 JUNE 30,                        JUNE 30,
                                                                                 --------                        --------
($ IN MILLIONS)                                                         2004       2003     CHANGE      2004       2003     CHANGE
---------------                                                         ----       ----     ------      ----       ----     ------
LIFE [1]
   Individual Annuity [2]                                              $   112    $   112       --     $   224    $   183       22%
   Other Retail [2]                                                         14          9       56%         29         15       93%
                                                                       -------    -------   ------     -------    -------   ------
   Total Retail Products Group                                             126        121        4%        253        198       28%
   Institutional Solutions Group [2]                                        28         29       (3%)        57         60       (5%)
   Individual Life [2]                                                      37         36        3%         71         68        4%
   Group Benefits                                                           48         35       37%         95         69       38%
   Other [2]                                                                14          9       56%         33         11      200%
                                                                       -------    -------   ------     -------    -------   ------
   TOTAL LIFE OPERATING INCOME [2] [3]                                     253        230       10%        509        406       25%
                                                                       -------    -------   ------     -------    -------   ------
PROPERTY & CASUALTY
   Ongoing Operations underwriting results
      Business Insurance                                                    97         50       94%        322         57       NM
      Personal Lines                                                        75          8       NM         181         64      183%
      Specialty Commercial                                                  29         25       16%        (81)        30       NM
                                                                       -------    -------   ------     -------    -------   ------
   Total Ongoing Operations underwriting results                           201         83      142%        422        151      179%
   Other Operations underwriting results                                  (214)       (89)    (140%)      (279)    (2,740)      90%
                                                                       -------    -------   ------     -------    -------   ------
   Total Property & Casualty underwriting results                          (13)        (6)    (117%)       143     (2,589)      NM
Net investment income                                                      295        286        3%        606        567        7%
Periodic net coupon settlements on non-qualifying derivatives, before-tax
                                                                             3          5      (40%)         7          9      (22%)
Net servicing and other income                                              21          3       NM          30          6       NM
Other expenses [4]                                                         (60)       (93)      35%       (128)      (134)       4%
Income tax (expense) benefit [4]                                           (58)       (35)     (66%)      (173)       809       NM
                                                                       -------    -------   ------     -------    -------   ------
   TOTAL PROPERTY & CASUALTY OPERATING INCOME (LOSS) [3] [4]               188        160       18%        485     (1,332)      NM
                                                                       -------    -------   ------     -------    -------   ------
   2004 change in reinsurance ceded, net                                  (118)        --       --        (118)        --       --
                                                                       -------    -------   ------     -------    -------   ------
   2003 asbestos reserve addition                                           --         --       --          --     (1,701)     100%
                                                                       -------    -------   ------     -------    -------   ------
Property & Casualty operating income, before 2004 change in
   reinsurance ceded, net and 2003 asbestos reserve addition [3] [4]       306        160       91%        603        369       63%
                                                                       -------    -------   ------     -------    -------   ------
INTEREST AND OTHER CORPORATE                                               (38)       (50)      24%        (90)       (95)       5%
                                                                       -------    -------   ------     -------    -------   ------
Operating income, before 2004 change in reinsurance ceded, net
   and 2003 asbestos reserve addition [2] [3] [4] [5]                      521        340       53%      1,022        680       50%
2004 change in reinsurance ceded, net                                     (118)        --       --        (118)        --       --
2003 asbestos reserve addition                                              --         --       --          --     (1,701)     100%
                                                                       -------    -------   ------     -------    -------   ------
Operating income (loss) [2] [3] [4] [5]                                    403        340       19%        904     (1,021)      NM
   Add: Net realized capital gains, after-tax [3]                           31        176      (82%)       126        147      (14%)
   Less: Periodic net coupon settlements on non-qualifying
      derivatives, after-tax [3]                                             1          9      (89%)         6         14      (57%)
   Add: Cumulative effect of accounting change, after-tax                   --         --       --         (23)        --       --
                                                                       -------    -------   ------     -------    -------   ------
NET INCOME (LOSS)                                                      $   433    $   507      (15%)   $ 1,001    $  (888)      NM
                                                                       =======    =======   ======     =======    =======   ======
PER SHARE DATA
   Diluted earnings (loss) per share
      Operating income, before 2004 change in reinsurance ceded, net   $  1.75    $  1.26       39%    $  3.45    $  2.58       34%
         and 2003 asbestos reserve addition [5]
      Operating income (loss) [5]                                      $  1.35    $  1.26        7%    $  3.05    $ (3.90)      NM
      NET INCOME (LOSS)                                                $  1.46    $  1.88      (22%)   $  3.38    $ (3.39)      NM
                                                                       =======    =======   ======     =======    =======   ======

[1] Life allocates the net realized gains and losses from periodic net coupon settlements on non-qualifying derivatives to its segments.

[2] Life includes $30 in 2003 of tax benefit related to the favorable treatment of certain tax items arising during the 1996-2002 tax years. The benefit was recorded in Life as follows: $19 in Individual Annuity, $1 in Other Retail, $1 in Institutional Solutions Group, $2 in Individual Life and $7 in Other.

[3] Operating income includes the effect of periodic net coupon settlements on non-qualifying derivatives, after-tax. Such effects are included in net realized capital gains and losses.

[4] Property & Casualty includes $27 in 2003 of after-tax severance charges. The charges were recorded in Property & Casualty as follows: $41 in other expenses and $14 in income tax benefit.

[5] Operating income and operating income before the 2004 change in reinsurance ceded, net and 2003 asbestos reserve addition are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Information regarding non-GAAP financial measures used in this release is provided in the Discussion of Non-GAAP Measures section of this release.

      The Hartford defines "NM" as not meaningful for increases or decreases greater than 200%, or changes from a net gain to a net loss position, or vice versa.

* The table presents underwriting results for Ongoing Operations, which includes the Business Insurance, Personal Lines and Specialty Commercial segments; and the Other Operations segment. Operating income is presented for life's segments, property-casualty and corporate.


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
The Hartford - Second Quarter 2004 Earnings /8


2004 GUIDANCE

Based on current information and, in particular, financial market performance through mid-July, The Hartford now expects 2004 earnings per diluted share to be between $6.50 and $6.80. This estimate reflects mid-July market levels but also assumes that U.S. equity markets experience a mild recovery through the balance of the year. The previous estimated 2004 range was $6.30 to $6.60 per diluted share.

The Hartford's prior and revised 2004 guidance estimates exclude capital gains or losses, the cumulative effect of accounting changes, and the company's second-quarter, $118 million (after-tax) charge ($.40) per share for reinsurance recoverables and any similar unusual or unpredictable benefits or charges that might occur in the second half of the year.

Guidance with respect to 2004 is very likely to be adjusted in the future based on changes in market conditions affecting life and property-casualty operations. A large number of factors could cause these estimates to change, including significant changes in estimated future earnings on investment products caused by changes in the equity markets, changes in loss cost trends in the property-casualty businesses, catastrophe losses at levels different from expectations and adverse developments emerging as a result of changes in estimates arising from the company's regular review of its prior-period loss reserves for all lines of insurance.


CONFERENCE CALL

The Hartford will discuss the results of the second quarter and the 2004 guidance in the quarterly conference call on August 5, 2004, at 10:00 a.m. EDT. The call, along with a slide presentation, can be simultaneously accessed through the company's Web site at www.thehartford.com/ir/index.html.

DISCUSSION OF NON-GAAP MEASURES

The Hartford uses the following non-GAAP financial measures to analyze the company's operating performance for the periods presented in this press release. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies.

The Hartford uses operating income as an important measure of the company's operating performance. Operating income is net income, before the after-tax effect of net realized capital gains and losses other than periodic net coupon settlements on non-qualifying derivatives, and the cumulative effect of accounting changes. The company believes operating income provides to investors a valuable measure of the performance of the company's ongoing businesses because it excludes the effect of those realized capital gains and losses that tend to be highly


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
The Hartford - Second Quarter 2004 Earnings /9


variable from period to period. Net income is the most directly comparable GAAP measure. A reconciliation of net income (loss) to operating income (loss) for the quarters and six months ended June 30, 2004 and 2003 is set forth above.

In this release, The Hartford has included the financial measure operating income, before 2004 change in reinsurance ceded, net and 2003 asbestos reserve addition. The Hartford has provided this financial measure to enhance investor understanding of the company's ongoing businesses by eliminating the effects of the change in reinsurance ceded and asbestos reserve addition, which relate solely to legacy businesses. Net income is the most directly comparable GAAP measure. A reconciliation of net income (loss) to operating income, before 2004 change in reinsurance ceded, net and 2003 asbestos reserve addition for the quarters and six months ended June 30, 2004 and 2003 is set forth above.

The 2004 earnings guidance presented in this release is based on the financial measure operating income, before 2004 change in reinsurance ceded, net. Net income is the most directly comparable GAAP measure. A quantitative reconciliation of The Hartford's 2004 net income to operating income, before 2004 change in reinsurance ceded, net is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which may vary substantially from period to period.

Written premiums is a financial measure used by The Hartford as an important indicator of the operating performance of the company's property-casualty operations. Because written premiums represents the amount of premium charged for policies issued during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford's sale of property-casualty insurance products. Earned premiums, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premiums and earned premiums is attributable to the change in unearned premium reserves.

More detailed financial information can be found in The Hartford's Investor Financial Supplement for the second quarter of 2004, which is available on the company's Web site, www.thehartford.com.

The Hartford is one of the nation's largest financial services and insurance companies, with 2003 revenues of $18.7 billion. As of June 30, 2004, The Hartford had total assets of $240.2 billion and stockholders' equity of $12.3 billion. The company is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property-casualty insurance. The Hartford's Internet address is www.thehartford.com.


Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about our future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.


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
The Hartford - Second Quarter 2004 Earnings /10


These important risks and uncertainties include the difficulty in predicting the company's potential exposure for asbestos and environmental claims and related litigation; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in the stock markets, interest rates or other financial markets, including the potential effect on the company's statutory capital levels; the inability to effectively mitigate the impact of equity market volatility on the company's financial position and results of operations arising from obligations under annuity product guarantees; the uncertain effect on the company of the Jobs and Growth Tax Relief


Reconciliation Act of 2003, in particular the reduction in tax rates on long-term capital gains and most dividend distributions; the possibility of more unfavorable loss experience than anticipated; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments, including the possibility that the Terrorism Risk Insurance Act of 2002 is not extended beyond 2005; the potential effect of domestic and foreign regulatory developments, including those which could increase the company's business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company's ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the effect of assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements; a downgrade in the company's claims-paying, financial strength or credit ratings; the ability of the company's subsidiaries to pay dividends to the company; and others discussed in our Quarterly Reports on Form 10-Q, our 2003 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.


                                       ###